Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Cadence Bancorporation of our reports dated February 23, 2018, with respect to the consolidated financial statements of State Bank Financial Corporation and Subsidiary (the “Company”) and the effectiveness of internal control over financial reporting, which reports are included in the Company’s 2017 Annual Report on Form 10-K, as amended.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

June 12, 2018